Exhibit 15.1

March 8, 2022

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 16F of Form 20-F dated March 8, 2022, of Xinyuan Real Estate Co., Ltd. and are in agreement with the statements contained in the first to seventh paragraphs with reference to us therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young Hua Ming LLP

Beijing, the People’s Republic of China